Vancouver B.C, 2 July, 2013

AUSTRAL GOLD ARGENTINA S.A.
Attn: Mr. Chairman

c.c.: AUSTRAL GOLD LTD
Attn: Secretary and CFO

Ref: Acceptance Letter

Dear Sirs,

We hereby irrevocably accept your Subscription Offer dated July 2, 2013.

Sincerely,

ARGENTEX MINING CORPORATION

Per:	/s/Mike Brown
Authorized Signatory